Exhibit 10.19

Subaye Transaction Agreement

A: Subaye

B: SSTH

Both parties agree on 31st. Jan. 2008 in Guangzhou，

1.
Party A appoints party B to have the exclusive rights to manage the Marketing operation and collection of A/R. B agrees to help A in marketing with its 2000 movie stores. B will pay A all the revenue net of tax and after deducting 10% commissions to A’s bank account every month.

2.	Party B has the sole and exclusive rights to perform video production services for Subaye members to produce video promotion clips and agrees to bill the Subaye members at a discounted price.

3.	The period is one year, ended on 30/01/2009

4.	The supplementary contract will also be binding.

5.	Each party shall have one copy.

A: Subaye ( signed and stamp)

B: SSTH (stamp)